Exhibit 99.1

SPARK NETWORKS® ANNOUNCES DEPARTURE OF GREG LIBERMAN AS

PRESIDENT AND CEO

Chairman of the Board, Michael McConnell, To Serve As Executive

Chairman During Search For New CEO

LOS ANGELES, Calif., August 11, 2014 -- Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, today announced the departure of President & Chief Executive Officer, Greg Liberman, effective today. The Company also announced that it will immediately begin the process to identify a successor and Michael McConnell, the Company’s Chairman of the Board, will serve as Executive Chairman during the transition period.

“It has been an incredible ten years, and I am honored to have spent more than half of my professional career at such a special company,” said Mr. Liberman. “Spark is a relationship business in every sense of the word. Through iconic brands like JDate® and ChristianMingle®, we create countless relationships for our members every day. But, behind the scenes, it’s the relationships we have in the communities we serve and the relationships within our team that drive everything. Suffice it to say, I am extremely proud and grateful to have played a role in building and leading such an amazing team, and to have had the opportunity to work hand-in-hand with them to transform this company and business. In their hands, Spark’s future is very bright.”

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Addo Communications

Laura Bainbridge; Kimberly Esterkin

laurab@addocommunications.com; kimberlye@addocommunications.com

310-829-5400

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